Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports 23% increase in net income

LANSING, Mich., Dec. 21, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that net income for the second quarter of its 2017 fiscal year, which ended Nov. 30, increased 23% to $11,151,000, or $0.29 per fully diluted share, from $9,073,000, or $0.24 per share, in fiscal 2016. Current year-to-date net income was $21,032,000, or $0.55 per share, compared to $18,396,000, or $0.49 per share, for the same period a year ago.

Revenues for the second quarter of fiscal 2017 increased 14% to $90,717,000, from the previous year’s second quarter revenues of $79,610,000. This increase was aided in part by recent acquisitions. The quarterly revenue and net income results represent records for the 34-year-old company. Year to date, fiscal 2017 revenues increased 13% to $174,362,000 from fiscal 2016’s $154,471,000.

“Our second quarter shows Neogen’s growth strategies continue to provide solid results, as we expanded our core business and efficiently integrated acquisitions,” said James Herbert, Neogen’s chief executive officer and chairman. “We view these strong results as another snapshot of Neogen’s growth capabilities. We take pride in our outstanding sustained profitability, which allows us to capitalize on growth opportunities.”

The second quarter was the 99th of the past 104 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 11 years.

“We are pleased to report that a significant portion of our second quarter growth was due to increases in sales of key products, including natural toxin and food allergen diagnostics in our Food Safety segment, and genomic and drug testing in our Animal Safety segment,” said Richard Calk, Neogen’s president and chief operating officer. “DON outbreaks in the U.S., Canadian and European grain harvests created significant opportunities for existing product lines, and we were able to quickly ramp up production to meet the demand. We believe our quick response to the outbreaks is a good example of the organizational strength that sets us apart from our competitors.”

Expressed as a percentage of sales, operating income was 18.6% for the second quarter, compared to 18.4% in the same quarter a year ago. Neogen’s gross margin was 48.1% of sales in its second quarter of the current year, compared to 48.0% recorded in the same quarter of the prior fiscal year.

“Although Neogen continues to experience adverse currency translations, especially relating to devaluations of the British pound and Mexican peso, we continue to generate the cash necessary to invest in products and personnel to achieve our goals for continued growth,” said Steve Quinlan, Neogen’s chief financial officer. “Our balance sheet, with no debt and a strong cash position, will also allow us to pursue our growth strategies moving forward.”

Neogen’s Animal Safety segment reported a revenue increase of 18%, due in part to the acquisitions of Preserve International in May 2016 and Virbac’s rodenticides in December 2015. Sales of the company’s small animal supplements decreased substantially in the quarter of the current year when compared to the same period last year, due to the current market withdrawal of its canine thyroid replacement product. Sales of Neogen’s rodenticides increased approximately 16% in the current quarter compared to the prior year, and the company’s sales of rapid tests to detect drug residues in forensic samples rose 59% compared to the prior year quarter.

Revenues for the company’s Food Safety segment increased 9% during the quarter compared to the prior year’s second quarter, aided in part by the acquisition of Deoxi. Sales of Neogen’s rapid tests for food allergens, such as milk and peanuts, continued their strong performance in the second quarter, growing 20% compared to the prior year. Growth in this product line continues to be aided by increasing global regulatory efforts and consumer demand for products free of food allergens.

Sales of Neogen’s rapid tests to detect natural toxins, which consist primarily of tests to detect mycotoxins produced by mold growth on corn and wheat, increased 27% in the second quarter compared to the prior year. This increase was largely due to the increased sales of tests to detect deoxynivalenol (a.k.a., DON) and zearalenone in grain grown in the U.S., Canada and Europe. A bumper crop of corn, which necessitated the storage of harvested corn in temporary, non-enclosed conditions, is thought to have contributed to the increased mold growth, and creation of increased toxins.

Revenues from Neogen’s worldwide animal genomics business increased 31% in the second quarter of fiscal 2017 compared to the prior year. This growth was primarily the result of share gains in the cattle and poultry markets, and projects on goats and sheep. The increased testing capability gained through expansion of the company’s testing facilities in Scotland also aided the growth, as did the acquisition of Brazil-based Deoxi in April 2016.

Revenues from Neogen’s Scotland-based subsidiary increased 10% in U.S. dollars, but rose 33% in local currency, for the second quarter of the 2017 fiscal year. The increase was due to higher sales of mycotoxin test kits in response to a DON outbreak in Europe, and a substantial increase in genomics revenues, when compared to the prior year. All processes, procedures and equipment in Neogen Europe’s new laboratory are now a carbon copy of Neogen’s flagship GeneSeek laboratory in Lincoln, Nebraska — which is the largest animal genomics laboratory in the world. Revenues from Neogen’s Mexican subsidiary declined 11% in dollars for the second quarter of fiscal 2017 compared to the prior year as the peso devalued against the dollar, while revenues from the company’s Brazilian subsidiary increased 93%, due to significant sales increases of forensic test kits and Acumedia® dehydrated culture media, and, to a lesser extent, the real’s recovery against the dollar.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2016	2015	2016	2015
Revenue
Food Safety	$40,761	$37,254	$79,764	$71,714
Animal Safety	49,956	42,356	94,598	82,757

Total revenue	90,717	79,610	174,362	154,471
Cost of sales	47,126	41,386	90,292	78,455

Gross margin	43,591	38,224	84,070	76,016
Operating expenses
Sales & marketing	15,687	14,203	30,484	27,774
Administrative	8,284	6,791	16,546	13,543
Research & development	2,768	2,618	5,446	5,192

Total operating expenses	26,739	23,612	52,476	46,509

Operating income	16,852	14,612	31,594	29,507
Other income (expense)	(81)	(420)	411	(876)

Income before tax	16,771	14,192	32,005	28,631
Income tax	5,600	5,050	10,900	10,200

Net income	$11,171	$9,142	$21,105	$18,431
Net loss (income) attributable to non-controlling interest	(20)	(69)	(73)	(35)

Net income attributable to Neogen Corp	$11,151	$9,073	$21,032	$18,396
Net income attributable to Neogen Corp per diluted share	$0.29	$0.24	$0.55	$0.49
Other information:
Shares to calculate per share	38,262	37,868	38,183	37,810
Depreciation & amortization	$3,560	$2,960	$7,038	$5,680
Interest income	296	51	419	119
Gross margin (% of sales)	48.1%	48.0%	48.2%	49.2%
Operating income (% of sales)	18.6%	18.4%	18.1%	19.1%
Revenue increase vs. FY 2016	14.0%		12.9%
Net income vs. FY 2016	22.9%		14.3%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2016	2016
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$142,106	$107,796
Accounts receivable	64,902	67,652
Inventory	71,683	64,371
Other current assets	9,710	10,182

Total current assets	288,401	250,001
Property & equipment, net	55,533	54,683
Goodwill & other assets	143,377	147,031

Total assets	$487,311	$451,715
Liabilities & Equity
Current liabilities	$33,869	$28,598
Long-term liabilities	18,669	18,956
Equity: Shares outstanding 37,971 in Nov. & 37,568 in May	434,773	404,161

Total liabilities & equity	$487,311	$451,715

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